                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

     [ ] Preliminary Proxy Statement
     [X] Definitive Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Section 240.14(a)-11(c) or to
         Section 240.14(a)-12


                                 CELERITEK, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.
     [ ] $125 per Exchange Act Rules O-11(o)(1)(ii), 14a-6(i)(1), 14a-6(1)(2) or
         Item 22(1)(2) of Schedule 14A
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1) Title of each class of securities to which transaction applies:____
             _______________________________________________

         (2) Aggregate number of securities to which transaction applies:_______
             _______________________________________________

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth the amount on which the filing fee is calculated and state how it was determined):___________________________________________________

         (4) Proposed maximum aggregate value of transaction:___________________

         (5) Total fee paid:____________________________________________________

     [ ] Fee paid previously with preliminary materials.
     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:____________________________________________

         (2) Form, Schedule or Registration Statement No.:______________________

         (3) Filing Party:______________________________________________________

         (4) Date Filed:________________________________________________________

                                CELERITEK, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 3, 2000

     We cordially invite you to attend our 2000 Annual Meeting of Shareholders of Celeritek, Inc. The meeting will be held on Thursday, August 3, 2000 at 9:00 a.m. at our offices located at 3236 Scott Boulevard, Santa Clara, California 95054. At the meeting we will:

     1. Elect the Board of Directors;

     2. Approve an amendment to our Amended and Restated Articles of Incorporation to increase the authorized number of shares of common stock from 20,000,000 to 50,000,000;

     3. Approve an amendment to our 1994 Stock Option Plan to increase the number of shares of common stock reserved for issuance thereunder by 500,000 shares to an aggregate of 2,199,165 shares;

     4. Ratify the appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2001; and

     5. Transact any other business as may properly come before the meeting or any and all postponements or adjournments thereof.

     Shareholders who owned Celeritek stock at the close of business on Thursday, June 22, 2000, may attend and vote at the meeting. To ensure your representation at the meeting, you are urged to sign and return the enclosed Proxy Card in the enclosed postage-prepaid envelope. Any shareholder attending the meeting may vote in person, even though he or she has already returned a Proxy Card.

     You will notice that this year we have changed the format of the Proxy Statement to make it easier to understand. The Securities and Exchange Commission is encouraging companies to write documents for investors in plain English and we support this effort. We look forward to seeing you at the meeting.

                                          Sincerely,

                                          Tamer Husseini
                                          Chairman of the Board, President and
                                          Chief Executive Officer

Santa Clara, California
July 6, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

                                CELERITEK, INC.
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                      2000 ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     Our board of directors is soliciting proxies for the 2000 Annual Meeting of Shareholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

     Voting materials, which include the Proxy Statement, Proxy Card and 2000 Annual Report to Shareholders, were mailed to shareholders on or about July 6, 2000. Our principal executive offices are located at 3236 Scott Boulevard, Santa Clara, CA 95054. Our telephone number is 408-986-5060.

     Celeritek will pay the costs of soliciting proxies from shareholders. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Directors, officers and regular employees may solicit proxies on behalf of Celeritek, without additional compensation, personally or by telephone or facsimile.

                             QUESTIONS AND ANSWERS

     Q.  WHO CAN VOTE AT THE MEETING?


     A. The board set June 22, 2000 as the record date for the meeting. All shareholders who owned Celeritek common stock on June 22, 2000 may attend and vote at the meeting. Each shareholder is entitled to one vote for each share of common stock held on all matters to be voted on. On June 22, 2000, 11,386,237 shares of Celeritek common stock were outstanding.


     Q:  HOW MANY VOTES DO YOU NEED TO HOLD THE MEETING?

     A:  Shares are counted as present at the meeting if you:

          - are present and vote in person at the meeting; or

          - have properly submitted a proxy card.

     A majority of Celeritek's outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum.

     Q:  WHAT PROPOSALS WILL BE VOTED ON AT THE MEETING?

     A:  There are four proposals scheduled to be voted on at the meeting:

          - Election of the Board of Directors;

          - Amendment to the Articles of Incorporation;

          - Amendment to the 1994 Stock Option Plan; and

          - Ratification of the appointment of Celeritek's independent public accountants.

     Q:  WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

     A: For the election of directors, the five individuals receiving the highest number of "FOR" votes will be elected. Proposal Two requires the affirmative "FOR" vote of a majority of the shares of outstanding Celeritek common stock on June 22, 2000 and entitled to vote. Proposals Three and Four require the affirmative "FOR" vote of a majority of the shares of outstanding Celeritek common stock represented, in person or by proxy, and entitled to vote.

     Q:  HOW ARE VOTES COUNTED?

     A: You may vote either "FOR" or "AGAINST" each nominee for the board of directors. You may vote "FOR," "AGAINST" or "ABSTAIN" on the other proposals. If you abstain from voting on the other proposals, it has the same effect as a vote against. If you just sign your Proxy Card with no further instructions, your shares will be counted as a yes vote "FOR" each Director, "FOR the amendment to the Articles of Incorporation, "FOR" the amendment to the 1994 Stock Option Plan and "FOR" ratification of the appointment of Celeritek's independent public accountants. If you do not vote and you hold your shares in a brokerage account in your broker's name (this is called "street name"), your shares will not be counted in the tally of the number of shares cast "FOR," "AGAINST" or "ABSTAIN" on any proposal where your broker does not have discretionary authority to vote, and therefore will have the effect of reducing the number of shares needed to approve any of those items. However, these shares may be counted for the purpose of establishing a quorum for the meeting. Voting results are tabulated and certified by our transfer agent, Fleet National Bank.

     Q:  HOW CAN I VOTE MY SHARES IN PERSON AT THE MEETING?

     A: Shares held directly in your name as the shareholder of record may be voted in person at the meeting. If you choose to do so, please bring the enclosed Proxy Card or proof of identification to the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting.

     Q:  HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE MEETING?

     A: If you hold shares directly as a shareholder of record, you may vote your shares without attending the meeting by marking, signing and returning the enclosed Proxy Card in the enclosed postage prepaid envelope. Please refer to the summary instructions included on your Proxy Card.

     If you hold your shares in street name, a voting instruction card will be included by your broker or nominee. You may vote your shares by marking and signing your Proxy Card and following the instructions provided by your broker or nominee and mailing it in the enclosed, postage prepaid envelope. Furthermore, the instructions provided by your broker or nominee may also provide for voting using the telephone or over the Internet. If your broker or nominee provides such an option and you wish to vote using the telephone or over the Internet, then follow the instructions provided with the proxy materials. If you provide specific voting instructions, your shares will be voted as you have instructed.

     Q:  HOW CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY?

     A: You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing a new Proxy Card with a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

     Q:  WHAT IS CELERITEK'S VOTING RECOMMENDATION?

     A: Our board of directors recommends that you vote your shares "FOR" each of the nominees to the board, "FOR" the amendment to the Articles of Incorporation, "FOR" the amendment to the 1994 Stock Option Plan and "FOR" ratification of the appointment of Celeritek's independent public accountants.

     Q:  WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

     A: The preliminary voting results will be announced at the meeting. The final results will be published in our first quarterly report on Form 10-Q filed after the date of the meeting.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     If you want us to consider including a proposal in our Proxy Statement for our 2001 Annual Meeting of Shareholders you must deliver a copy of your proposal to Celeritek's Assistant Secretary at 3236 Scott Boulevard, Santa Clara, California 95054 no later than March 8, 2001.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

GENERAL

     We currently have five members on our board of directors. All of the nominees are incumbent directors. Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them for the five nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present board of directors to fill the vacancy. We are not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next meeting or until his successor has been elected and qualified.

NOMINEES

     The names of the members of our board of directors, including the nominees, their ages as of June 22, 2000 and certain information about them, are set forth below.

                        NAME                   AGE                 PRINCIPAL OCCUPATION
                        ----                   ---                 --------------------
        Tamer Husseini.......................  57    Chairman of the Board, President and Chief
                                                     Executive Officer of Celeritek
        Robert J. Gallagher(1)...............  56    President and Chief Operating Officer of Acuson
                                                     Corporation
        Thomas W. Hubbs(1)...................  55    Executive Vice President and Chief Financial
                                                     Officer
                                                     of interWAVE Communications International Ltd.
        William D. Rasdal(2).................  66    Director of SymmetriCom, Inc.
        Charles P. Waite(2)..................  70    Special Limited Partner of Greylock, a venture
                                                     capital firm

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     TAMER HUSSEINI, a founder of our company, has served as our Chairman of the Board, President and Chief Executive Officer since our organization in 1984. Prior to founding our company, Mr. Husseini was employed by Granger Associates, a telecommunications company, as Vice President from 1982 until 1984. Before joining Granger Associates, Mr. Husseini was employed by Avantek, Inc., a manufacturer of integrated circuits and components for wireless communications applications and now a division of Hewlett-Packard Company, from 1972 until 1982, most recently as General Manager of the Microwave Transistor Division.

     ROBERT J. GALLAGHER was appointed to our board of directors in October 1998. Since 1983, Mr. Gallagher has been employed by Acuson Corporation, a manufacturer of medical ultrasound imaging systems. Mr. Gallagher joined Acuson in January 1983 as Vice President, Finance and Chief Financial Officer, became Executive Vice President in March 1991, was Chief Operating Officer from January 1994 until March 1999, and was President of Acuson from May 1995 until November 1997, when he was appointed Vice Chairman of the Board. He retired as Chief Operating Officer in March 1999, but remained Senior Vice President until February 2000. In February 2000, Mr. Gallagher again became President and Chief Operating Officer of Acuson. Mr. Gallagher also serves on the board of directors of Lumisys Incorporated.

     THOMAS W. HUBBS was appointed to our board of directors in June 1998. Since November 1998, Mr. Hubbs has been employed by interWAVE Communications International, Ltd., a developer of distributed systems architecture for wireless communications. Mr. Hubbs was a consultant at interWAVE from November 1998 to June 1999, and in July 1999, he became the Executive Vice President and Chief Financial Officer there. From April 1998 to October 1998, Mr. Hubbs served as Senior Vice President and Chief Financial Officer of Walker Interactive Systems, Inc., a developer of financial applications software products. From December 1995 to April 1998, Mr. Hubbs served as Senior Vice President and Chief Financial Officer of interWAVE. From 1987 to 1995, Mr. Hubbs served as Vice President and Chief Financial Officer of VeriFone, Inc.

     WILLIAM D. RASDAL has served on our board of directors since our organization in 1984. Until June 1998, Mr. Rasdal served as Chairman of the Board and Chief Executive Officer of SymmetriCom, Inc., a position he held since 1989, and continues to serve on SymmetriCom's Board of Directors. Mr. Rasdal joined SymmetriCom in 1985 as President and Chief Executive Officer. Prior to his employment with SymmetriCom, Mr. Rasdal was employed by Granger Associates as President and Chief Operating Officer. Prior to his employment with Granger Associates, Mr. Rasdal served as Vice President and General Manager of Avantek's Microwave Integrated Circuit and Semiconductor Operations. Mr. Rasdal also serves on the board of directors of Advanced Fibre Communications, Inc.

     CHARLES P. WAITE has served on our board of directors since our organization in 1984. He has been with Greylock, a venture capital firm, since 1966 and is currently a special limited partner and director. Mr. Waite also serves on the board of directors of Teltone Corporation.

BOARD MEETINGS AND COMMITTEES


     During the fiscal year ended March 31, 2000, there were six meetings of the board of directors. With the exception of Thomas W. Hubbs and Charles P. Waite, each incumbent director attended at least 75% of the meetings of the board and committees, if any, upon which such director served. Certain matters were approved by the board or a committee of the board by unanimous written consent. The board has an audit committee and a compensation committee. The board has no nominating committee or committee performing similar functions. Each committee is described as follows:


                                                                        NUMBER OF
  NAME OF COMMITTEES                                                     MEETINGS
     AND MEMBERS                FUNCTIONS OF THE COMMITTEES           IN FISCAL 2000
----------------------  --------------------------------------------  --------------
AUDIT                   -- recommends to the board the selection of         2
Robert J. Gallagher        independent accountants
Thomas W. Hubbs         -- monitors corporate financial reporting
                           and internal and external audits
                        -- outlines improvements made, or to be
                           made, in internal accounting controls

COMPENSATION            -- reviews and approves the executive               1
William D. Rasdal          compensation policies
Charles P. Waite        -- administers the employee stock option and
                           stock purchase plans

DIRECTOR COMPENSATION

     During Fiscal 2000, each of our non-employee directors was paid $1,500 for each board meeting attended. We also reimburse our directors for certain expenses incurred by them in their capacity as directors or in connection with attendance at board meetings. In addition, each of our non-employee directors is eligible to participate in our Outside Directors' Stock Option Plan. Under the terms of the Outside Directors' Stock Option Plan, each non-employee director automatically receives a nonstatutory option to purchase 6,000 shares of our Common Stock, on the later of the consummation of our initial public offering or the date on which the optionee first becomes a director of our company. The vesting of such option grant is based on continued service as a director at the rate of 25% of the shares issuable upon exercise of such option per year over a four-year period. Beginning four years after the initial option grant for each non-employee director, and each year thereafter, such non-employee director shall automatically be granted an option to purchase 1,500 additional shares of common stock based on continued service as a director, all of which option shares vest one year after the date of grant. During Fiscal 2000, Mr. Rasdal and Mr. Waite each received an option grant of 1,500 shares at a per share exercise price of $11.375.

                                  PROPOSAL TWO

                     AMENDMENT TO ARTICLES OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

INTRODUCTION

     Our Amended and Restated Articles of Incorporation, as currently in effect (the "Articles"), authorize us to issue up to 20,000,000 shares of common stock and 2,000,000 shares of preferred stock. In June 2000, our board of directors approved an amendment to the Articles (the "Amendment") to increase the number of shares of common stock authorized for issuance under the Articles by 30,000,000 shares to a total of 50,000,000 shares. If the Amendment is approved, it will become effective upon the filing of the Amendment with the California Secretary of State and the text of the first paragraph of Article III of the Articles would read in its entirety as follows:

     This corporation is authorized to issue two classes of shares designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 52,000,000. 50,000,000 shares shall be Common Stock. 2,000,000 shares shall be Preferred Stock.

CURRENT USE OF SHARES


     As of June 22, 2000, we had approximately 11,386,237 shares of common stock outstanding and approximately 1,613,079 shares reserved for issuance under our employee stock plans, of which approximately 1,219,468 are covered by outstanding and unexercised options and approximately 393,611 are available for grant or purchase. Therefore, our total share requirement is 12,999,316 shares (the "Share Requirement"). We also wish to increase the number of shares of our common stock reserved for issuance under our 1994 Stock Option Plan by 500,000 shares as described in more detail in Proposal Three. In the event shareholder approval of this proposal and Proposal Three is obtained, following the effectiveness of the Amendment, the Share Requirement would increase to 13,499,316 and, accordingly, we would have a total of 36,500,684 authorized and unissued shares remaining available pursuant to our Articles.


PURPOSE OF THE PROPOSED AMENDMENT

     The board of directors believes that the availability of additional authorized but unissued shares of common stock will provide us with the flexibility to issue common stock for other proper corporate purposes which may be identified in the future. Such future activities may include raising equity capital, adopting additional employee stock plans or reserving additional shares for issuance under our existing employee stock plans, splitting our stock, and making acquisitions through the use of stock. Other than with respect to the amendment to the 1994 Stock Option Plan and as permitted or required under our existing employee stock plans, the board of directors has no immediate plans, understandings, agreements, or commitments to issue additional shares of common stock for any purposes. The board of directors believes that the proposed increase in the authorized common stock will make a sufficient number of shares available should we decide to use our shares for one or more of such previously mentioned purposes or otherwise. We reserve the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by our board of directors.

POSSIBLE EFFECTS OF THE PROPOSED AMENDMENT

     If the shareholders approve the proposed Amendment, the board of directors may cause the issuance of additional shares of common stock without further vote of the shareholders, except as provided under California corporate law or under the rules of any national securities exchange on which our shares are then listed. Under our Articles, our shareholders do not have preemptive rights to subscribe to additional securities that we may issue, which means that current shareholders do not have a prior right to purchase any new issue of capital stock to maintain their proportionate ownership of our common stock. In addition, if the board of directors elects to issue additional shares of common stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current shareholders. In addition to the corporate purposes discussed above, the proposed Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the board of directors. For example, it may be possible for the board of directors to delay or impede a takeover or transfer of control of Celeritek by causing such additional authorized shares to be issued to holders who might side with the board of directors in opposing a takeover bid that the board of directors determines is not in the best interests of Celeritek and our shareholders. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the proposed Amendment may limit the opportunity for our shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed Amendment may have the effect of permitting our current management, including the current board of directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of Celeritek's business. However, the board of directors is not aware of any attempt to take control of Celeritek and the board of directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device. We adopted a Rights Agreement in March 1999 (the "Rights Agreement"). The Rights Agreement is designed to protect shareholders from proposed takeovers and other abusive takeover tactics, which the board of directors believes are not in the best interest of shareholders, by providing shareholders with certain rights to acquire our capital stock or of an acquiring entity upon the occurrence of certain events. A copy of the Rights Agreement was filed on April 1, 1999 with the Securities and Exchange Commission. Although the Rights Agreement provides for the issuance of our preferred stock in the event rights become exercisable under the terms of the Rights Agreement, we may, under certain circumstances, be required to issue a substantial number of shares of common stock. A failure to have a sufficient number of shares available could result in a delay or failure of implementation of the Rights Agreement. An increase in the authorized number of shares of common stock could therefore make a change in control of Celeritek more difficult by facilitating the operation of the Rights Agreement.

                                 PROPOSAL THREE

                    AMENDMENT TO THE 1994 STOCK OPTION PLAN

GENERAL

     In February 1994, the our board of directors and shareholders adopted and approved the 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan originally provided for the issuance of 333,333 shares of common stock. Through the Record Date the number of shares subject to the 1994 Plan has been increased to the current reserve of 1,699,165. For a detailed description of the 1994 Plan, see "Summary of the 1994 Plan."

PROPOSAL

     In June 2000, the board of directors approved an amendment to the 1994 Plan to increase the number of shares reserved for issuance thereunder by 500,000 shares (the "Increase"), for a total number of shares authorized for issuance under the 1994 Plan of 2,199,165 shares. The Increase is necessary in order to provide an effective method of recognizing employee contributions to our success. We also believe that our ability to grant stock options is critical to our success in attracting and retaining experienced and qualified employees. At the Annual Meeting, the shareholders are being requested to approve the Increase.

SUMMARY OF THE 1994 PLAN

     The essential features of the 1994 Plan are outlined below.

     Purpose. The purposes of the 1994 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, directors and consultants and to promote the success of our business.

     Administration. The 1994 Plan provides for administration by a committee of two or more "outside directors" to the extent that the administrator determines it to be desirable to qualify options as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); however, the 1994 Plan may be administered by different committees with respect to different groups of service providers, and may be administered by either the board of directors of a committee constituted to satisfy the legal requirements under state corporate and securities laws and the Code. Subject to the other provisions of the 1994 Plan, the administrator has the authority to determine the employees or consultants to whom, and the time or times at which, options are granted and the number of shares to be represented by each option. The interpretation and construction of any provision of the 1994 Plan by the administrator shall be final and binding.

     The administrators of the 1994 Plan have full power to select, from among our directors, officers, employees and consultants eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the 1994 Plan.

     Eligibility. The 1994 Plan provides that nonstatutory stock options may be granted to our employees, directors and consultants. Incentive stock options may be granted only to our employees. No employee shall be granted, in any fiscal year, options to purchase more than 750,000 shares of common stock.

     Stock Options. The 1994 Plan permits the granting of stock options that either qualify as incentive stock options under Section 422 of the Code ("incentive stock options" or "ISOs") or do not so qualify ("nonstatutory stock options" or "NSOs").

     The term of each option is fixed by the administrators but may not exceed ten years from the date of grant in the case of ISOs or five years from the date of grant in the case of ISOs granted to the owner of common stock possessing more than 10% of the total combined voting power of all classes of our stock (a "10% Shareholder"). When the fair market value of shares subject to ISOs first exercisable in any calendar year is greater than $100,000, the excess options shall be treated as NSOs. For these purposes, fair market value is determined on the date of grant, and ISO's shall be taken into account in the order in which they were granted. The administrators determine the time or times each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the administrators.

     Option Price. The option exercise price for each share covered by an ISO may not be less than 100% of the fair market value of a share of common stock on the date of grant of such option. In the case of ISOs granted to a 10% Shareholder, the option exercise price for each share covered by such option may not be less than 110% of the fair market value of a share of common stock on the date of grant of such option. In the case of an NSO, the per share exercise price shall be determined by the administrators; provided, however, that in the case of an NSO intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the per share exercise price shall not be less than 100% of the fair market value of a share of common stock on the date of grant of such option. For so long as our common stock is traded on the Nasdaq National Market, the fair market value of a share of our common stock shall be the closing sales price for such stock (or the closing bid if no sales were reported) as quoted on such system on the date of grant.

     Consideration. The consideration to be paid for shares issued upon exercise of options granted under the 1994 Plan, including the method of payment, is determined by the administrators (and, in the case of ISOs, determined at the time of grant) and may consist entirely of (1) cash, (2) check, (3) promissory note, (4) shares of our common stock which, in the case of shares acquired upon exercise of an option, have been beneficially owned for at least six months, and have a fair market value on the exercise date equal to the aggregate exercise price of the shares being purchased, (5) consideration received by us under a cashless exercise program implemented by us, (6) a reduction in the amount of any of our liability to the optionee, including any liability attributable to the optionee's participation in any Celeritek-sponsored deferred compensation program or arrangement, (7) any combination of the foregoing methods, or (8) such other consideration and method permitted by applicable laws.

     Miscellaneous Provisions. Under the 1994 Plan, in the event of an optionee's termination of employment or consulting relationship for any reason other than death or total and permanent disability, an option may thereafter be exercised, to the extent it was exercisable at the date of such termination, for such period of time as the administrators shall determine at the time of grant (not to exceed three months in the case of incentive stock options). If an optionee's employment or consulting relationship is terminated as a result of the optionee's permanent and total disability, the option will be exercisable for twelve months following such termination, but only to the extent it was exercisable at the date of termination and to the extent that the term of the option has not expired. If an optionee's employment or consulting relationship is terminated by reason of the optionee's death, the option will be exercisable by the optionee's estate or successor for twelve months following death, but only to the extent it was exercisable at the date of death and to the extent that the term of the option has not expired.

     All options granted under the 1994 Plan are evidenced by a stock option agreement between Celeritek and the optionee to whom such option is granted. Options granted to persons who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are subject to any additional restrictions applicable to options granted to such persons in compliance with Rule 16b-3 of the Exchange Act.

     Nontransferability of Options. Options granted pursuant to the 1994 Plan are nontransferable by the participant, other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the participant, only by the participant.


     Adjustment Upon Changes in Capitalization. In the event any change, such as a stock split or dividend, is made in our capitalization which results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by us, an appropriate adjustment shall be made in the number of shares which have been reserved for issuance under the 1994 Plan and the price per share covered by each outstanding option. In the event of our proposed dissolution or liquidation, all outstanding options will terminate immediately prior to the consummation of such proposed action. The board may, in its discretion, make provision for accelerating the exercisability of shares subject to options under the 1994 Plan in such event.


     Merger or Asset Sale. In the event of our merger with or into another corporation, or the sale of substantially all of our assets, each outstanding option shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute the option, the optionee shall have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If an option becomes fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the administrators shall notify the optionee that the option shall be fully exercisable for a period of fifteen days from the date of such notice, and the option shall terminate upon the expiration of such period.

     Amendment and Termination. The board may at any time amend, alter, suspend or terminate the 1994 Plan, but such amendment, alteration, suspension or termination shall not adversely affect any stock option then outstanding under the 1994 Plan, without the written consent of the participant. To the extent necessary and desirable to comply with applicable state and federal laws and the Code, we shall obtain shareholder approval of any amendment to the 1994 Plan in such a manner and to such a degree as required.

  OUTSTANDING OPTIONS


     As of June 22, 2000, outstanding and unexercised options under the 1994 Plan totaled 1,111,447 shares of common stock, 474,490 shares of common stock had been issued upon exercise of stock options, and 113,628 shares remained available for grant (giving effect to the Increase being presented to the shareholders pursuant to this Proposal No. Three for approval at the Annual Meeting).


  TAX INFORMATION

     Options granted under the 1994 Plan may be either incentive stock options, as defined in Section 422 of the Code, or nonstatutory stock options.

     An optionee who is granted an incentive stock option will not recognize income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a sale or exchange of the shares more than two years after the grant of the option and one year after its exercise, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of the sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares on the date of exercise or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of our company.

     Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period. Generally, we will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee at the time of such disposition.

     Options that do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize income at the time a nonstatutory stock option is granted. However, upon its exercise, the optionee will recognize ordinary income generally measured as the excess of the then fair market value of the shares over the exercise price. Any ordinary income recognized in connection with the exercise of a nonstatutory stock option by an optionee who is also our employee will be subject to tax withholding. Generally, we will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee upon exercise of a nonstatutory stock option.

     Upon resale of the shares by the optionee, any difference between the sale price and the optionee's purchase price, to the extent not recognized as ordinary income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

     The foregoing is only a summary of the effect of federal income taxation upon the optionee and our company with respect to the grant and exercise of options under the 1994 Plan. It does not purport to be complete, and it does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

                                 PROPOSAL FOUR

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP have been our independent auditors since 1993 and, upon recommendation of the Audit Committee, their reappointment as independent auditors for the fiscal year ending March 31, 2001 has been approved by the board of directors, subject to ratification by the shareholders.

     We have been advised by Ernst & Young LLP that neither it nor any of its members has had any relationship with our company or any of its affiliates during the past three years other than as independent auditors. A representative of Ernst & Young LLP will be present at the Annual Meeting, will be available to respond to appropriate questions, and will be given an opportunity to make a statement if he or she so desires.

            SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of our common stock as of April 30, 2000 for:

     - each person who we know beneficially owns more than 5% of our common stock;

     - each of our directors;

     - each executive officer named in the Summary Compensation Table; and

     - all of our directors and executive officers as a group.

                                                             SHARES       PERCENTAGE
                                                          BENEFICIALLY   BENEFICIALLY
                          NAME                              OWNED(1)        OWNED
                          ----                            ------------   ------------
State of Wisconsin Investment Board(2)..................    892,390          9.5%
  121 East Wilson Street
  P.O. Box 7842
  Madison, WI 53707
Kahn Capital Partners(3)................................    612,200          6.5%
  8910 University Center Lane
  Suite 570
  San Diego, CA 92122
Tamer Husseini(4,5).....................................    218,476          2.3%
William W. Hoppin(5)....................................    101,714          1.1%
Gary J. Policky(5,6)....................................     79,968            *
Richard G. Finney(5)....................................     73,771            *
Perry A. Denning(5).....................................     36,762            *
William D. Rasdal(5,7)..................................     35,572            *
Charles P. Waite(5).....................................     26,273            *
Thomas W. Hubbs(8)......................................      6,000            *
Robert J. Gallagher(5)..................................      1,500            *
All directors and executive officers as a group (11
  persons)(5)...........................................    660,754          6.9%

---------------
 *  Less than 1%.

(1) The number of shares outstanding and percent of ownership is based on 9,361,356 shares of our common stock outstanding as of April 30, 2000.

(2) As of March 31, 2000 and based upon information set forth in a letter from State of Wisconsin Investment Board dated April 6, 2000.

(3) As of May 10, 2000 and based upon the representation of Brian Kahn. Includes 577,200 shares held by Kahn Capital Partners and 35,000 shares held by Brian Kahn, its sole general partner.

(4) Includes a total of 1,276 shares held by Mr. Husseini's son and daughters and as to which Mr. Husseini disclaims beneficial ownership.

(5) Includes 80,103, 72,185, 16,510, 31,771, 10,451, 6,000, 6,000, 3,000, 1,500
    and 274,602 shares which Messrs. Husseini, Hoppin, Policky, Finney, Denning, Rasdal, Waite, Hubbs, Gallagher and all present directors and executive officers as a group, respectively, have the right to acquire within 60 days of April 30, 2000 upon exercise of stock options.

(6) Includes 1,878 shares held by Mr. Policky's spouse.

(7) Includes 29,572 shares held by The Rasdal Family Trust as to which Mr. Rasdal shares voting and dispositive power.

(8) Includes 3,000 shares held by The Hubbs Family Trust of which Mr. Hubbs and his spouse serve as trustees.

                               OTHER INFORMATION

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of the our equity securities to file certain reports regarding ownership of, and transactions in, our securities with the Securities and Exchange Commission (the "SEC"). Such officers, directors and 10% shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

     Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% shareholders were complied with during Fiscal 2000, except the Form 4 required to be filed by Tamer Husseini to report the acquisition of stock in November 1996 through a gift of stock and the Form 4 required to be filed by Thomas Hubbs to report a stock purchase in February 2000 were filed late.

CERTAIN TRANSACTIONS


     During Fiscal 2000 stock options under our 1994 Plan or our Outside Directors' Stock Option Plan were granted to the following executive officers and directors as of the grant dates and for the number of shares of common stock and at the exercise prices set forth below opposite their names:


                                                                                     PER SHARE      EXPIRATION
           OFFICER/DIRECTOR               PLAN     DATE OF GRANT   NO. OF SHARES   EXERCISE PRICE      DATE
           ----------------             --------   -------------   -------------   --------------   ----------
Perry A. Denning......................      1994     03/31/99         15,000          $  4.00        03/31/09
Richard G. Finney.....................      1994     03/31/99         15,000             4.00        03/31/09
Tamer Husseini........................      1994     03/31/99         50,000             4.00        03/31/09
William D. Rasdal.....................  Director     12/20/99          1,500           11.375        12/20/09
Frank Sasselli........................      1994     03/31/99          7,500             4.00        03/31/09
Margaret E. Smith.....................      1994     11/05/99         50,000            6.625        11/05/09
Charles P. Waite......................  Director     12/20/99          1,500           11.375        12/20/09

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation that we paid during the last three fiscal years to our Chief Executive Officer and our four other most highly compensated executive officers.

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                            ANNUAL COMPENSATION        ------------
                                        ---------------------------     SECURITIES      ALL OTHER
                                        FISCAL    SALARY     BONUS      UNDERLYING     COMPENSATION
     NAME AND PRINCIPAL POSITION         YEAR       ($)       ($)       OPTIONS(#)         ($)
     ---------------------------        ------    -------    ------    ------------    ------------
Tamer Husseini........................   2000     343,824        --       50,000            6,753(1)
Chairman of the Board, President         1999     302,187        --       55,000            9,793
  and Chief Executive Officer            1998     249,225    97,000           --            9,966
Richard G. Finney.....................   2000     170,296    10,000       15,000            1,746(1)
  Vice President, Subsystems             1999     170,907        --       25,000           11,127
  Division                               1998     170,775    38,000           --            5,287
William W. Hoppin.....................   2000     141,617    10,000           --            1,594(1)
  Vice President, Sales and              1999     140,005    21,069      115,000            1,492
  Marketing                              1998     140,005    14,999           --            1,162
Perry A. Denning......................   2000     162,199    10,000       15,000           11,986(1)
  Vice President, Semiconductor          1999     170,627        --       70,000            9,036
  Division                               1998     117,697    50,000           --            3,918
Gary J. Policky.......................   2000     164,985        --           --           13,282(1)
  Vice President, Engineering and        1999     173,659        --       22,500           15,796
  Chief Technical Officer                1998     169,613    30,000           --           10,400

---------------
(1) Represents premiums paid on term life insurance, supplemental accidental death and dismemberment insurance, medical reimbursement insurance and 401(k) Plan contributions.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding the stock options granted during the fiscal year ended March 31, 2000 to the executive officers named in the Summary Compensation Table. We have never granted any stock appreciation rights.

                                               INDIVIDUAL GRANTS(1)
                                 ------------------------------------------------
                                                 % OF
                                                TOTAL                               POTENTIAL REALIZABLE VALUE
                                 NUMBER OF     OPTIONS                              AT ASSUMED ANNUAL RATES OF
                                 SECURITIES   GRANTED TO                             STOCK PRICE APPRECIATION
                                 UNDERLYING   EMPLOYEES    EXERCISE                     FOR OPTION TERM(4)
                                  OPTIONS     IN FISCAL    PRICE PER   EXPIRATION   --------------------------
             NAME                 GRANTED      YEAR(2)     SHARE(3)       DATE          5%             10%
             ----                ----------   ----------   ---------   ----------   ----------      ----------
Tamer Husseini.................    50,000        11.0%       $4.00      03/31/09     $125,779        $318,748
Richard G. Finney..............    15,000         3.3%        4.00      03/31/09       37,734          95,625
William W. Hoppin..............        --          --           --            --           --              --
Perry A. Denning...............    15,000         3.3%        4.00      03/31/09       37,734          95,625
Gary J. Policky................        --          --           --            --           --              --

---------------
(1) Based on a total of 453,500 options granted to all employees in Fiscal 2000.

(2) The exercise price per share is equal to the closing price of our common stock on the date of grant.

(3) Options may terminate before their expiration date if the optionee's status as an employee or consultant is terminated or upon optionee's death.

(4) Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation based upon the deemed fair market value are mandated by the rules of the SEC and do not represent our estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on our future financial performance, overall market conditions and the option holder's continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table provides information with respect to option exercises by the executive officers named in the Summary Compensation Table during the fiscal year ended March 31, 2000.

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS AT              IN-THE-MONEY OPTIONS AT
                             SHARES                           FISCAL YEAR END(#)           FISCAL YEAR END($)(2)
                           ACQUIRED ON       VALUE        ---------------------------   ---------------------------
          NAME             EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------   --------------   -----------   -------------   -----------   -------------
Tamer Husseini...........        --               --        76,457         51,043        4,485,210      3,002,290
Richard G. Finney........        --               --        30,209         19,375        1,772,045      1,134,766
William W. Hoppin........    10,000          360,000        64,997         65,003        3,784,827      3,745,798
Perry A. Denning.........    47,047        1,825,532         7,013         30,940          405,140      1,801,199
Gary J. Policky..........        --               --        15,729          6,771          906,384        390,179

---------------
(1) Market value of underlying securities based on the closing price of our common stock on the date of exercise, minus the exercise price.

(2) Market value of underlying securities based on the closing price of $63.25 of our common stock on March 31, 2000, minus the exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Our compensation committee, consisting of directors William D. Rasdal and Charles P. Waite, reviews and approves compensation and benefits for our executive officers, and grants options to executive officers under the 1994 Plan. No interlocking relationship exists between our board of directors or the compensation committee of any other company, nor has any such interlocking relationship existed in the past.


REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee of our board of directors determines the compensation of our Chief Executive Officer and our other executive officers. The committee is composed entirely of outside directors. In addition to determining the salary and bonus compensation for all of our executive officers, the committee determines the nature and timing of awards and grants under our stock option plans.

     The goals of the compensation program are to align compensation with our performance and objectives and to attract, retain and reward executive officers whose contributions are critical to our long-term success.

     The primary components of our compensation package are salary, bonuses and stock options.

  SALARY

     The level of base salary for executive officers is set based upon their scope of responsibility, level of experience and individual performance. The salary range for each position is reviewed against the Mercer Survey (a third party compensation survey) data for high-tech companies with similar sales volumes located on the West Coast. Additionally, the committee takes into account general business and economic conditions. We set our salaries to be competitive with the marketplace. None of the factors considered is assigned a specific weight.

  BONUSES

     Our executive bonus plan provides the opportunity for annual cash bonuses based on accomplishment of specific individual performance objectives and our profit objectives. These objectives are set at the beginning of the fiscal year based on our long-term and short-term objectives, and performance against these objectives is assessed at the end of the year.

  STOCK OPTIONS

     The committee believes that the granting of stock options is an important method of rewarding and motivating management by aligning management's interests with our shareholders. The committee also recognizes that a stock incentive program is a necessary element in a competitive compensation package. The program utilizes a vesting schedule to encourage our key employees to continue in our employ and encourages employees to maintain a long-term perspective. In determining the size of stock option grants, the committee focuses primarily on our performance and the perceived role of such executive in accomplishing these objectives as well as the satisfaction of individual performance objectives. The committee also considers the number of outstanding unvested options which the officer holds and the size of previous option awards to that officer. The committee does not assign specific weights to these items.

  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Tamer Husseini has been President, Chief Executive Officer and Chairman of the Board since our founding in 1984. The committee used the same compensation policy described above for all executive officers to determine Mr. Husseini's Fiscal 2000 compensation. In setting both the cash-based and the equity-based elements of Mr. Husseini's compensation, the committee considered competitive forces, our performance and Mr. Husseini's leadership in achieving our long-term strategic goals. During Fiscal 2000, Mr. Husseini received a salary of $343,824. During Fiscal 2000, Mr. Husseini was granted options to purchase 50,000 shares of common stock. No bonus was paid to Mr. Husseini in Fiscal 2000 due to certain of our financial performance goals not having been met. The committee believes Mr. Husseini's Fiscal 2000 compensation fairly, sufficiently and relative to our performance, rewards him for this performance and will serve to retain him as a key employee on whom we are dependent for our continued success.

  POLICY REGARDING DEDUCTIBILITY OF COMPENSATION

     We are required to disclose our policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Code which provides that, for purposes of the regular income tax, the otherwise allowable deduction for compensation paid or accrued with respect to the executive officers of a publicly-held company, which is not performance-based compensation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to our executive officers for Fiscal 2001 will exceed the $1 million limit per officer; however, to the extent such compensation to be paid to such executive officers exceeds the $1 million limit per officer, such excess will be treated as performance-based compensation.

Compensation Committee

William D. Rasdal
Charles P. Waite

COMPANY STOCK PRICE PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholders' return on our common stock with the total return on the S&P 500 Index and the S&P Technology Sector Index over the same period for the months of December 1995 through March 2000 (assuming the investment of $100 in our common stock, the S&P 500 Index and the S&P Technology Sector Index, including reinvestment of all dividends). Our common stock began trading on the Nasdaq Stock Market on December 20, 1995.

                COMPARISON OF 51 MONTHS CUMULATIVE TOTAL RETURN*
                    AMONG CELERITEK, INC., THE S&P 500 INDEX
                      AND THE S&P TECHNOLOGY SECTOR INDEX
                               PERFORMANCE GRAPH

                         12/20/95     3/96     3/97     3/98     3/99     3/00
                         --------     ----     ----     ----     ----     ----
Celeritek                  100        130      138      141       50      791
S&P 500                    100        107      129      190      226      266
S&P Technology Sector      100        102      138      209      335      593

---------------

* $100 invested on 12/20/95 in our common stock or on 11/30/95 in index including reinvestment of dividends. Fiscal year ending March 31.


                                 OTHER MATTERS

     We do not know of any other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

                                          THE BOARD OF DIRECTORS
July 6, 2000

                                                                PRELIMINARY COPY



           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 CELERITEK, INC.

                       2000 ANNUAL MEETING OF SHAREHOLDERS


        The undersigned shareholder of Celeritek, Inc., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated July 6, 2000, and hereby appoints Tamer Husseini and Margaret E. Smith, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Shareholders of Celeritek, Inc. to be held on August 3, 2000 at 9:00 a.m., at the offices of the Company, at 3236 Scott Boulevard, Santa Clara, California 95054 and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

        THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS NAMED HEREIN, "FOR" EACH PROPOSAL LISTED, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. EITHER OF SUCH ATTORNEYS OR SUBSTITUTES SHALL HAVE AND MAY EXERCISE ALL OF THE POWERS OF SAID ATTORNEYS-IN-FACT HEREUNDER.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

1.      ELECTION OF DIRECTORS:

        Nominees: Tamer Husseini, Robert J. Gallagher, Thomas W. Hubbs, William D. Rasdal, Charles P. Waite

        FOR ALL NOMINEES            WITHHELD FROM ALL NOMINEES

        [ ]                         [ ]

        [ ]    ______________________________________________________________
               If you wish to withhold authority to vote for any individual nominee(s), write the name of the nominee(s) on the line above

2.      AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

        Proposal to approve an amendment to Celeritek's Amended and Restated Articles of Incorporation to increase the authorized number of shares of common stock from 20,000,000 to 50,000,000

        [ ]    FOR                  [ ]     AGAINST               [ ]   ABSTAIN

3.      AMENDMENT TO THE 1994 STOCK OPTION PLAN

        Proposal to approve an amendment to the 1994 Stock Option Plan to increase the number of shares of common stock reserved for issuance thereunder by 500,000 shares to an aggregate of 2,199,165 shares

        [ ]    FOR                  [ ]     AGAINST               [ ]   ABSTAIN

4.      RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        Proposal to ratify the appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2001

        [ ]    FOR                  [ ]     AGAINST               [ ]   ABSTAIN

        and upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

                                         (This Proxy should be dated, signed by
                                         the shareholder(s) exactly as his or
                                         her name appears hereon, and returned
                                         promptly in the enclosed envelope.
                                         Persons signing in a fiduciary capacity
                                         should so indicate. If shares are held
                                         by joint tenants or as community
                                         property, both should sign.)

Signature: ______________ Date: _______  Signature: ______________ Date: _______